EXHIBIT 24

POWER OF ATTORNEY

DIRECTORS OF CITIZENS FIRST BANCORP, INC.

     Know all men by these presents that each person whose name is signed below has made, constituted and appointed, and by this instrument does make, constitute and appoint Marshall J. Campbell his true and lawful attorney with full power of substitution and resubstitution to affix for him and in his name, place and stead, as attorney-in-fact, his signature as director or officer, or both, of Citizens First Bancorp, Inc., a Delaware corporation (the “Company”), to a Registration Statement on Form S-3 registering under the Securities Act of 1933, common shares to be sold and offered under the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan, and to any and all amendments, post-effective amendments and exhibits to that Registration Statement, and to any and all applications and other documents pertaining thereto, giving and granting to such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact or any such substitute shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed at Port Huron, Michigan, this 22nd day of April, 2004.

/s/ Walid Demashkieh, M.D. Walid Demashkieh, M.D.	Director

/s/ Ronald W. Cooley Ronald W. Cooley	Director

/s/ Christopher A. Kellerman Christopher A. Kellerman	Director